Loan Agreement

This Loan Agreement (the “Agreement”) was executed on December 31, 2006, by and between Mr. Zhenyong Liu (the Lender, or “Party A”) and Hebei Baoding Orient Paper Milling Co., Ltd (the Company, or “Party B”), whereas Mr. Zhenyong Liu agree to transfer the loan for RMB91,834,551.93 yuan (RMB Ninety One Million Eight Hundred Thirty Four Thousand and Five Hundred Fifty One and Ninety Three Cents Yuan) to Hebei Baoding Orient Paper Milling Co., Ltd to long term loan. Both parties further agree on the following terms:

1.

Total Amount of Loan. Mr. Zhenyong Liu lend RMB91,834,551.93 yuan (RMB Ninety One Million Eight Hundred Thirty Four Thousand and Five Hundred Fifty One and Ninety Three Cents Yuan) to Hebei Baoding Orient Paper Milling Co., Ltd.

2.	Usage of Loan. This loan can only be used in the production and operation of the Company, such as purchasing raw material and equipment. It can’t be used in any other respects of the company.

3.

The Repayment Period. The Company may pay off RMB20,000,000 yuan to Lender per year according to Company’s cash flow, and the balance less than RMB20,000,000 yuan shall be paid off in one time. If the Company do not have sufficient cash flow, the repayment terms may be negotiated between two parties; If the Company do have sufficient cash flow, the actual repayment amount shall be negotiated between two parties.

4.

Liabilities. During the performance of this Agreement, any event of default by either party, which result in an adverse effect on the other party, shall assume corresponding liabilities according to the Contract Law.

5.

Effectiveness. This Agreement is executed in two copies when the signatures or seals are made by both parties, one of which held by Party A, and the other held by Party B, are equally authentic. Any other matters not expressly stated herein, will be resolved through negotiation.

Party A: Mr. Zhenyong Liu

/s/ Zhenyong Liu

December 31, 2006

Party B: Hebei Baoding Orient Paper Milling Co., Ltd

Seal

December 31, 2006